UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

August 7, 2017

Date of Report (Date of earliest event reported)

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, AZ		85253
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 305-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 7, 2017, TPI Composites, Inc. (the Company) announced the appointment of Joseph G. Kishkill as Chief Commercial Officer, effective August 21, 2017, reporting to the Chief Executive Officer. Mr. Kishkill will oversee all sales, business development and account management activities for the Company.

Mr. Kishkill, age 53, most recently served as President, International of First Solar, Inc. (Nasdaq: FSLR) from July 2015 until June 2016, and as Chief Commercial Officer from August 2013 to June 2015, where he had responsibility for global business development, sales and international public affairs. Prior to joining First Solar, Inc., Mr. Kishkill was President, Eastern Hemisphere Operations, for Exterran Energy Solutions, L.P. and Senior Vice President of Exterran Holdings, Inc., a global provider of natural gas, petroleum and water treatment production services from 2009 to 2013. Prior to that, he led Exterran’s business in the Latin America region. Prior to joining Exterran’s predecessor company in 2002, Mr. Kishkill held positions of increasing responsibility with Enron Corporation from 1990 to 2001, advancing to Chief Executive Officer for South America. During his career, Mr. Kishkill has been based in the United Arab Emirates, Brazil and Argentina and has provided management services for energy projects and pipelines throughout South America. Mr. Kishkill holds a Master in Business Administration degree from the Harvard Graduate School of Business Administration and holds a Bachelor of Science degree in Electrical Engineering from Brown University.

Mr. Kishkill will be entitled to an annual base salary of $400,000 (subject to periodic increases at the Company’s discretion) and the opportunity to participate in the Company’s annual cash incentive bonus program, with a target bonus percentage of 65% of his annual base salary (prorated for days of service in his year of hire). Upon his hire, Mr. Kishkill will be granted a stock option award of 150,000 shares of the Company’s common stock, which will vest over four years (25% on the first anniversary date of the grant date and 6.25% each quarter thereafter), subject to Mr. Kishkill’s continued employment. Mr. Kishkill will be reimbursed for certain relocation and temporary living expenses. Mr. Kishkill will be eligible to participate in the Company’s standard employee benefit programs and will be entitled to benefits consistent with those provided to other senior executives of the Company and any other benefits that the Company may, in its sole discretion, elect to grant to him from time to time.

In the event of a termination of employment by the Company “without cause” or for “good reason” by Mr. Kishkill (each as defined in Mr. Kishkill’s employment agreement) and not involving a change of control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Kishkill will receive cash severance equal to 12 months’ salary continuation, and up to 12 monthly cash payments equal to the Company’s monthly contribution for Mr. Kishkill’s health insurance.

In the event Mr. Kishkill is terminated by the Company “without cause” or “for good reason” by Mr. Kishkill, within 12 months following a change in control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Kishkill will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 100% of his base salary and 100% of his annual target bonus, (ii) up to 12 monthly cash payments equal to the Company’s monthly contribution for Mr. Kishkill’s health insurance, (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by Mr. Kishkill, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year and (iv) for all outstanding and unvested equity awards of the Company subject to performance-based vesting held by Mr. Kishkill, fully accelerated vesting of such awards to the extent the applicable performance goals have been met at such time.

On August 7, 2017, the Company issued a press release regarding Mr. Kishkill’s appointment, which is included as Exhibit 99.1 to this Form 8-K.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Press Release of TPI Composites, Inc., dated August 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TPI COMPOSITES, INC.

August 7, 2017	By:	/s/ William E. Siwek
William E. Siwek
Chief Financial Officer